SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

July 23, 2013
Date of Report (Date of earliest event reported)

Hotel Outsource Management International, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6719	13-4167393
(State or Other Jurisdiction of Incorporation or Organization)	Commission File Number	(I.R.S. Employer Identification No.)

80 Wall Street, Suite 815, New York, New York	10005
(Address of Principal Executive Offices)	(Zip Code)

212-344-1600
Registrant’s telephone number, including area code

(Former Name or former Address, if Changed Since Last Report)

Item 1.02- Cancellation of a Material Definitive Agreement

On July 23, 2013, Hotel Outsource Management International, Inc. notified Tomwood Limited of its intent to convert the following loans given to HOMI by Tomwood Limited:

a)	$250,000 dated July 12, 2012
b)	$200,000 dated October 15, 2012
c)	$70,000 dated January 1, 2013
d)	$100,000 dated April 5, 2013

into shares of HOMI common stock.  Pursuant to the terms of these loan agreements, HOMI had the right to convert these loans into shares of HOMI common stock at the same price as is being offered to shareholders in HOMI’s rights offering which was declared effective July 12, 2013, namely, $1.00 per share. The total amount owed on these four loans, including interest, is $653,162.  HOMI shall convert this amount to 653,162 shares of its common stock.

On July 23, 2013, HOMI notified Daniel Cohen, President of HOMI, of its intention to convert his July 12, 2012 loan of $50,000 to HOMI into shares of HOMI common stock.  Pursuant to the terms of this July 12, 2012 loan agreement, HOMI had the right to convert this loan into shares of HOMI common stock at the same price as is being offered to shareholders in HOMI’s rights offering which was declared effective July 12, 2013, namely, $1.00 per share. With accrued interest, the amount owed Mr. Cohen on this loan is $53,805 which shall be converted into 53,805 shares of HOMI common stock.

On July 23, 2013, Daniel Cohen, HOMI’s President, notified HOMI of his intention to convert two additional outstanding loans into shares of HOMI common stock:  a $100,000 loan to HOMI dated December 16, 2011; and a $48,000 loan to HOMI dated December 16, 2011, both at $1.00 per share, which is the price of shares being offered in HOMI’s shareholders rights offering which was declared effective July 12, 2013.  The total amount owed to Mr. Cohen for both loans, including accrued interest, is $159,840, which shall be converted to 159,840 shares of HOMI common stock.

On July 23, 2013, Jacob Ronnel, HOMI’s CEO, notified HOMI of his intention to convert a $20,000 loan to HOMI dated December 18, 2011 into shares of HOMI common stock at $1.00 per share, which is the price of shares being offered in HOMI’s shareholders rights offering which was declared effective July 12, 2013.  As of the date of this notice, Mr. Ronnel was owed $21,600 on this loan, including accrued interest, which will be converted into 21,600 shares of HOMI common stock.

On July 23, 2013, Ariel Almog, a director of HOMI, notified HOMI of his intention to covert a $12,000 loan dated December 20, 2011 into shares of HOMI common stock at $1.00 per share, which is the price of shares being offered in HOMI’s shareholders rights offering which was declared effective July 12, 2013.  As of July 23, 2013, Mr. Almog was owed $13,440 on this loan, including accrued interest, which shall be converted into 13,440 shares of HOMI common stock.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereto duly authorized.

August 6, 2013	Hotel Outsource Management International, Inc.

/s/ Jacob Ronnel
	Name:	Jacob Ronnel
	Title:	Chief Executive Officer